                                                           EXHIBIT 11
                                                           ----------
                                                           PAGE 1 OF 2

                           COLGATE-PALMOLIVE COMPANY

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------

                  DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS
                                  (UNAUDITED)

                                          THREE MONTHS ENDED MARCH 31,
                                          ----------------------------
                                               1997          1996
                                              ------        ------
PRIMARY

EARNINGS:
 Net income                                   $169.6        $143.5

 Deduct: Dividends on preferred shares,
   net of income taxes                           5.4           5.4
                                              ------        ------

 Net income applicable to common shares       $164.2        $138.1
                                              ======        ======

SHARES (IN MILLIONS):
 Weighted average shares outstanding           294.6         292.1
                                              ======        ======

EARNINGS PER COMMON SHARE, PRIMARY            $  .56        $  .47
                                              ======        ======

All share and per share amounts have been restated to reflect the April 25, 1997 two-for-one stock split. See Note 4 to the Condensed Consolidated Financial Statements.

                                                         EXHIBIT 11
                                                         ----------
                                                         PAGE 2 OF 2

                           COLGATE-PALMOLIVE COMPANY

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------

                  DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS
                                  (UNAUDITED)

                                          THREE MONTHS ENDED MARCH 31,
                                          ----------------------------
                                               1997          1996
                                              ------        ------
ASSUMING FULL DILUTION

EARNINGS:
 Net income                                   $169.6        $143.5
 Deduct: Dividends on preferred shares            .1            .1
 Deduct: Replacement funding resulting
   from assumed conversion of Series B
   Convertible Preference Stock, net
   of tax                                         .6           1.2
                                              ------        ------
 Net income applicable to common shares       $168.9        $142.2
                                              ======        ======

SHARES (IN MILLIONS):
 Weighted average number of common
   shares outstanding                          294.6         292.1
 Add: Assumed exercise of options
   reduced by the number of shares
   which could have been purchased
   with the proceeds from the exercise
   of such options                               6.1           4.9

  Add: Assumed conversion of Series B
   convertible Preference Stock                 23.3          23.9
                                              ------        ------
 Weighted average number of common
   shares outstanding, as adjusted             324.0         320.9
                                              ======        ======

EARNINGS PER COMMON SHARE, ASSUMING
 FULL DILUTION                                $  .52        $  .44
                                              ======        ======

All share and per share amounts have been restated to reflect the April 25, 1997 two-for-one stock split. See Note 4 to the Condensed Consolidated Financial Statements.

                                       13